EXHIBIT 10.39

DVB Bank SE

Department: Transaction and Loan Services / Attn: Peter Attridge

Park House, 16-18 Finsbury Circus London EC2M 7EB, United Kingdom

November 4, 2015

INTERNATIONAL SHIPHOLDING CORPORATION 11 North Water Street, Suite 18290

Mobile, Alabama 36602

Re:The request for waivers of above Company dated October 22, 2015 in relation to:

•	that certain Senior Secured Term Loan Credit Agreement dated as of August 26, 2014, as amended, for the vessel GREEN BAY; and
•	Senior Secured Term Loan Credit Agreement dated as of April 20, 2015, for the vessel GLOVIS COUNTESS

Dear Sirs:

Reference is made to

(i)

the Senior Secured Term Loan Credit Agreement dated as of August 26, 2014 (as the same has been amended from time to time, the “Credit Agreement”), by and among (1) Central Gulf Lines, Inc. (“CGL”), as borrower, (2) International Shipholding Corporation, as guarantor (the “Company”), (3) the lenders from time to time party thereto, (4) DVB Bank SE, as facility agent and as security trustee, and (5) DVB Bank SE (“DVB”), as mandated lead arranger (the “GREEN BAY Facility”); and

(ii)

the Senior Secured Term Loan Credit Agreement dated as of April 20, 2015 (the "Credit Agreement"), by and among (1) East Gulf Shipholding, Inc. (“EGS”), as borrower, (2) International Shipholding Corporation, as guarantor, (3) the lenders from time to time party thereto, (4) DVB Bank SE, as facility agent and as security trustee, and (5) DVB Bank SE, as mandated lead arranger (the “GLOVIS COUNTESS Facility” and together with the GREEN BAY Facility, the ”Facilities”).

Capitalized terms used herein shall have the meanings provided to them in both above Credit Agreements, as context reasonably requires.

I. Based on abovementioned waiver requests dated October 22, 2015, the Company has requested the Lenders under the Facilities:

(i)

to waive the Guarantor's compliance with the Working Capital, Minimum Liquidity, Minimum Consolidated Tangible Net Worth and Minimum Consolidated Fixed Charge Coverage Ratio financial covenants, Sections 9.3(b), 9.3(d), 9.3(e) and 9.3(g), respectively, in each of the Credit Agreements for the fiscal quarters ending September 30, 2015, December 31, 2015 and March 31, 2016; and

(ii)

to agree that all non-cash gains or losses incurred by the Guarantor in connection with the sale of assets by the Guarantor or its subsidiaries during the fourth quarter of 2015 and the first quarter of 2016, in connection with the Guarantor's restructuring, be (A) permanently excluded from the Guarantor's Consolidated Tangible Net Worth calculation under the Credit Agreement and (B) excluded from all other financial covenant calculations under the Credit

DVB Bank SE – ISH Waiver Letter 4 November 2015

Agreement for the fiscal quarter in which each such asset sale occurs and the following three fiscal quarters.

II. The Lenders and the Agents under the Facilities agree to the waiver requests of the Company set forth in Paragraph I above (and only with respect to the subject matters specifically mentioned therein), subject to the following conditions to be applicable for both Facilities and the continued compliance of the Company, CGL and EGS of its obligations under the Transaction Documents of the respective Facilities and the terms set forth herein:

•

Such waivers to expire on March 31, 2016, unless any waiver granted by other lenders to the Company or any of its Subsidiaries expires earlier, at which time DVB’s waivers granted herein expire concurrently with such earlier expiring waiver;

•

The GLOVIS COUNTESS to be sold, the respective sale proceeds received and the GLOVIS COUNTESS Facility to be repaid in full latest by December 31, 2015 in accordance with the terms of the GLOVISS COUNTESS Facility;

•	The Company’s compliance with the milestones set forth on Schedule A as to its restructuring efforts;
•

The mandatory prepayment deadline under section 5 of the Omnibus, Assignment, Assumption and Amendment Agreement relating to the GREEN BAY facility dated August 4, 2015 shall herewith fall away/be eliminated;

•	The waivers requested by the Company shall be approved by all lenders to the Company or any of its Subsidiaries;
•	Payment of an amendment/waiver fee of $100,000 due on the date hereof and other costs and expenses of the Lenders;
•

Prepayment of the GREEN BAY Facility upon receipt of (i) the sale proceeds from the GLOVIS COUNTESS in the amount of $912,000 (unless such amount is applied, at DVB’s option, as a prepayment fee in respect of the GLOVIS COUNTESS Facility) and from (ii) the sale proceeds of the designated assets listed on Schedule B on a pro rata basis with the other lenders to the Company and its Subsidiaries then having indebtedness outstanding;

•

Provision of an advisory mandate to DVB that shall aim to monitor the success of the restructuring/divestment process and support the company in the fine-tuning and execution of a new business model post Q1 2016; exact work assignment to be fine-tuned with the Company over the next 20 days after the date hereof;

•

DVB Bank SE to receive a pledge of 65% of the shares in Gulf South Shipping Pte. Ltd. (GSS), once the outstanding indebtedness owed to ING Bank N.V. under their respective credit facilities is paid in full and the current mortgages on above vessels are released. The Company is to seek necessary consents under its other credit facilities to permit such share pledge, related guarantees and other security documents to be entered into in favor of DVB Bank SE. The share pledge shall remain in place until the gross LTV under the GREEN BAY Facility is below 50%, at which time the mortgages shall be released;

DVB Bank SE – ISH Waiver Letter 4 November 2015

•	Company to provide:
o

by the 20th calendar day of each calendar month, monthly consolidated financial statements (in each instance reporting for the preceding calendar month), including a consolidated balance sheet and the related statements of income, cash flows and retained earnings of the Company. Such financial statements shall be unaudited and shall set forth in comparative form the corresponding figures for the corresponding month in the previous Fiscal year, all in reasonable detail and consistent in all material respects with the manner of presentation of previous financial statements delivered to the Lenders;

o	rolling 13-week cash flows to the Lenders each week, with explanation of weekly variances and otherwise in form and detail satisfactory to DVB; and
o	verbal or electronic notification of all firm offers of sales with regard to any assets and properties of the Company and its Subsidiaries
•

Provision of copies of any waiver or amendment entered into by the Company or any of its Subsidiaries with any of their lenders or creditors (including, without limitation, those under the Regions Credit Agreement or the credit facility arranged by ING Bank N.V. or any outstanding leases), such waiver or amendment in each case to be in form and substance satisfactory to DVB, including, without limitation, the exclusion of the equity interests of CGL and its bank accounts maintained with DVB from any collateral requirement.

III. Further, the Company, the Facility Agent and the Lender agree to amend each of the Facilities, effective as of the date hereof, as follows:

•	Amendment of the definition of “Applicable Rate”:

The rate of interest applicable to the Facilities per annum, shall be equal to 450 basis points (the margin) plus the rate notified to the Borrower on the Drawdown Date plus Mandatory Costs (if applicable) from the date hereof.

•	Amend clause 5.1 of the GREEN BAY Facility to state
o

that the quarterly principal installments shall from the date hereof (for the avoidance of doubt, starting at the next payment date on 29 November 2015) be increased to $962,500, accompanied by, in the case of the last such installment, a balloon payment in an amount of $16,288,461.52.

o	the balloon amount shall be adjusted in line with below prepayments as following:
•

As long as the gross LTV (not taking into account the letter of credit or restricted cash) of the GREEN BAY Facility is greater than 60%, any Prepayments shall be applied straight against the loan amount;

•	Once the gross LTV is below 60%, any further prepayments shall be applied in inverse order of maturity;
•	Amend clause 10.4(b)(i) of the GREEN BAY Facility to state
o	That by 31 March 2016 the Letter of Credit amount as applicable by the existing arrangements of this clause shall be replaced with 50% of the then applicable Letter of

DVB Bank SE – ISH Waiver Letter 4 November 2015

Credit amount to be held in restricted cash and the remaining 50% held as Letter of Credit;

o	By 30 June 2016, the entire Letter of Credit amount then required by the existing arrangement shall be held in restricted cash;
o	Amend clause 10.4(b)(i) to state “....(i) until the face amount becomes $3,000,000.”

IV. Each of the Company, CGL and EGS agrees that Section 8.6 of the Regions Credit Agreement (as such document exists as of the date hereof) shall apply to each of the Company, CGL and EGS mutatis mutandis and such Section is hereby incorporated herein by reference; provided, that each of the Company, CGL and EGS shall not make any new Investment (as defined in the Regions Credit Agreement) after the date hereof of the type described in clauses (b), (c), (e), (g) or (h) of Section 8.6 of the Regions Credit Agreement (as such document exists as of the date hereof), except to the extent of accounts payable by or among the Company and any Subsidiaries in the ordinary course of business.

V. Each of the Company, CGL and EGS represents and warrants that this letter agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with the terms herein, except to the extent that such enforcement may be limited by equitable principles, principle of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights. Each of the Company, CGL and EGS agrees that at the request of DVB and at the cost of the Company, each of them will enter into any additional instrument reflecting the terms herein in form and substance satisfactory to DVB.

VI. Without prejudice to the expense reimbursement provision of each Facility, each of the Company, CGL and EGS agrees to pay all fees, costs and expenses of DVB in connection with this letter agreement or any restructuring of the Facilities, including the fees, costs and expenses of its legal counsel.

VII. This letter agreement constitutes a Transaction Document in each of the Facilities and is governed by the laws of the State of New York.

Please indicate your agreement to the foregoing by signing this letter agreement where indicated below. If you have any questions, please feel free to contact the undersigned.

[Remainder of Page Intentionally Left Blank]

Sincerely yours,

DVB SE, as Facility Agent, Security Trustee and Lender under each of the Facilities

By: /s/ Eik SchuppanBy: /s/ Christina Hagen

Name: Eik SchuppanName: Christina Hagen

Title: Senior Vice PresidentTitle: Vice President

Acknowledged and agreed to this as of 4 November, 2015

INTERNATIONAL SHIPHOLDING CORPORATION

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

CENTRAL GULF LINES, INC

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

EAST GULF SHIPHOLDING, INC.

By: /s/ D.B. Drake

Name: D.B. Drake

Title: Vice President – Treasurer

cc: DVB TRANSPORT (US) LLC

609 Fifth Avenue, 5th Floor

New York, N.Y. 10017, USA

Attn: Christoph Clauss

Email: christoph.clauss@dvbbank.com

Facsimile:  (212) 858-2664

Schedule A
Milestones

(A) the arms’-length sale (or Sale and Leaseback) of the Glovis Countess by East Gulf Shipholding, Inc., a foreign Subsidiary of the Company, to occur no later than December 31, 2015, and with respect to which (i) the Net Cash Proceeds of such sale shall not be less than $14,000,000 and (ii) such proceeds shall be retained by the Company for general working capital purposes and implementation of the Company’s 2015 restructuring plan

(B) the arms’-length sale of the Peggy Palmer and the Naida Ramil, such sales to occur no later than December 22, 2015
(C) the arms’-length sale of all assets and properties of Frascati Shops, Inc. and Tower, LLC (collectively, “FSI”), such sales to occur no later than December 22, 2015

(D) Waterman Steamship Corporation’s sale, assignment, early termination or other disposition of its bareboat charter agreements with Intermarine (the “Intermarine Contracts”), all phases of such disposition to be completed by no later than December 15, 2015

(E) the arms’-length sale of all assets and properties of N.W. Johnsen & Co., Inc. (“NWJ”) to be completed no later than June 30, 2016
(F) the arms’-length sale of the other assets and properties identified on Schedule B attached hereto as part of the 2015 restructuring plan, such sales to occur not later than March 31, 2016
(G) the Company’s arms’-length Sale and Leaseback of the HQ Building, such Sale and Leaseback to occur not later than March 31, 2016

Schedule B

Designated Assets

AssetsDescriptionComment

Saltholmen Shipping Ltd. Minority equity interestOwned by LCI Shipholdings, Inc.

Brattholmen Shipping Ltd. Minority equity interestOwned by LCI Shipholdings, Inc.

Oslo Bulk Shipping ASMinority equity interestOwned by Bulk Shipholding, Inc.

Oslo Bulk Holding Pte. Ltd. Minority equity interestOwned by Bulk Shipholding, Inc.

PTFI/MPV notesFreeport IndonesiaOwned by International Shipholding

Contract/VesselsCorporation